Exhibit 2.2

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of June 9, 2008, is entered into by and among US Investigations Services, LLC, a Delaware limited liability company (“Parent”), and the Persons listed on Schedule A hereto (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Hercules Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Co”), and HireRight, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for a merger of Merger Co with and into the Company, with the Company remaining as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the beneficial and record owner of, and has the sole right to vote and dispose of the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), set forth opposite such Stockholder’s name on Schedule A hereto (such Stockholder’s “Shares”), and, for the avoidance of doubt, all references herein to a Stockholder’s Shares shall include all of the Shares set forth opposite such Stockholder’s name on Schedule A, subject in all cases to Transfers of such Shares to the extent permitted by and in accordance with Section 4.1;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.                                       Voting of Shares.

1.1                                 Voting Agreement.  Each Stockholder hereby agrees that it will, if any annual, special or other meeting of the stockholders of the Company is held, appear at such meeting, in person or by proxy, or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum and will vote (or cause to be voted), at any such meeting, and at any postponement or postponements or adjournment or adjournments thereof, or consent to (or cause to be consented to) in lieu of a meeting or otherwise, all of such Stockholders Shares:

(i)                                     in favor of the adoption and approval of the Merger Agreement, the transactions contemplated thereby (including, without limitation, the Merger), and any actions required in furtherance thereof;

(ii)                                  against any other proposal for action or agreement that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, nullify, adversely affect or be in opposition to or in competition or inconsistent with the consummation of the transactions contemplated by the Merger Agreement; and

(iii)                               against any Takeover Proposal or other transaction pursuant to which any Person other than Parent or any of its Affiliates would acquire all or substantially all of the Company’s assets or all or a majority of any class of the Company’s capital stock.

Except as contemplated by Section 1.4 hereof, each Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

1.2                                 Irrevocable Proxy.  Each Stockholder constitutes and appoints Parent and each of its executive officers, and each of them individually, as such Stockholder’s attorney-in-fact, agent and proxy (such constitution and appointment, the “Irrevocable Proxy”), with full power of substitution and resubstitution, to vote and otherwise act with respect to all of such Stockholder’s Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of the Company, on the matters specified in, and in accordance and consistent with the manner specified in Section 1.1.  THE PROXY AND POWER OF ATTORNEY GRANTED HEREBY BY EACH STOCKHOLDER ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SUCH STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT.  Each Stockholder hereby revokes all other proxies and powers of attorney with respect to all of such Stockholder’s Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto on the matters covered by Section 1.1.  All authority herein conferred or agreed to be conferred shall survive the death or incapacity of each Stockholder and any obligation of such Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.  It is agreed that Parent will only vote, or act by written consent in lieu of a meeting or otherwise with respect to, such Stockholder’s Shares with respect to the matters specified in, and in accordance with the provisions of, Section 1.1 hereof.

1.3                                 Agreement not to Tender.  Each Stockholder hereby agrees not to tender its Shares in any tender offer, exchange offer or similar offer for the Common Stock made by any Person other than Parent or any of its Affiliates.

1.4                                 Fiduciary Responsibilities.  Each Stockholder is signing this Agreement solely in its capacity as an owner of Shares and, notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall limit or otherwise restrict the rights and obligations of (a) any representative of a Stockholder serving on the board of directors of the Company (a “Representative”) or any other director or officer in his or her capacity as a director or officer of the Company from taking any action, or omitting to take any action, solely in his or her capacity as a director or officer of the Company, and no action taken, or omitted to be taken, by such Representative or other director or officer in such capacity shall be deemed to constitute a breach of any provision of this Agreement, or (b) any Stockholder from voting in such Stockholder’s sole discretion on any matter other than matters referred to in this Section 1.

2.                                       Representations and Warranties of the Stockholders.

Each Stockholder represents and warrants to Parent as follows:

2.1                                 Binding Agreement.  Such Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.2                                 No Conflict.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of such Stockholder’s obligations hereunder, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any material contract, agreement, instrument, commitment, arrangement or understanding to which such Stockholder is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Stockholder’s Shares, (b) require any material consent, authorization or approval of any person other than a governmental entity, or (c) violate or conflict with any writ, injunction or decree applicable to such Stockholder or such Stockholder’s Shares.

2.3                                 Ownership of Shares.  Such Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the sole power to vote and dispose of, the number of Shares set forth in Schedule A attached hereto opposite such Stockholder’s name, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), except as may exist by reason of this Agreement or pursuant to applicable law.  Such Stockholder holds exclusive power to vote the number of Shares set forth in Schedule A hereto opposite such Stockholder’s name, subject only to the limitations set forth in Section 1 of this Agreement.  As of the date of this Agreement, the number of Shares set forth opposite such Stockholder’s name on Schedule A hereto represents all of the shares of capital stock of the Company beneficially owned by such Stockholder.

3.                                       Representations and Warranties of Parent.

Parent represents and warrants to each Stockholder as follows:

3.1                                 Binding Agreement.  Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action, and no other actions on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby.  Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.2                                 No Conflict.  Neither the execution and delivery of this Agreement, the consummation by Parent of the transactions contemplated hereby, nor the compliance by Parent with any of the provisions hereof, will (a) conflict with or result in a breach of any provision of its certificate of formation or limited liability company agreement, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, (c) require any material consent, authorization or approval of any person other than a governmental entity or (d) violate or conflict with any writ, injunction or decree applicable to Parent.

4.                                       Transfer and Other Restrictions.

4.1                                 Certain Prohibited Transfers.  Each Stockholder agrees not to, except as provided for in the Merger Agreement:

(a)                                  directly or indirectly sell, sell short, transfer (including by gift or by merger, testamentary disposition, operation of law, interspousal disposition pursuant to a domestic relations proceeding or otherwise), pledge, encumber, assign or otherwise dispose of, whether by liquidation, dissolution, dividend, distribution or otherwise, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer (including by gift or by merger, testamentary disposition, operation of law, interspousal disposition pursuant to a domestic relations proceeding or otherwise), pledge, encumbrance, assignment or other disposition of, whether by liquidation, dissolution, dividend, distribution or otherwise, any Shares or the beneficial ownership thereof or any interest contained therein (each a “Transfer”), other than pursuant to this Agreement, in each case unless (i) such Stockholder provides prior notice to Parent of such Transfer; (ii) the transferee executes a voting agreement in the form of this Agreement and acknowledges the proxy set forth in Section 1.2 hereof; and (iii) such Stockholder remains liable for any breach of such voting agreement by such transferee, provided, however, that if the Effective Time has not occurred prior to the End Date, then David M. Nachman shall, upon prior notice to Parent, be permitted, without restriction, to Transfer any or all of his Shares;

(b)                                 grant any proxies or power of attorney or enter into a voting agreement or other arrangement relating to the matters covered by Section 1.1, with respect to any Shares or the beneficial ownership thereof other than this Agreement; or

(c)                                  deposit any Shares into a voting trust.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall permit any Transfer of Shares, beneficial ownership, rights or obligations or any other action that would otherwise be permitted by this Section 4.1 if such Transfer or other action would create any material impediment or delay to the performance or consummation of the Merger Agreement or this Agreement, including, without limitation, triggering the applicability of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation to the Merger Agreement, this Agreement or any of the transactions contemplated by the Merger Agreement or this Agreement.

4.2                                 Additional Shares.  Without limiting any provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, reverse stock split,

recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Stockholder’s Shares or (ii) any Stockholder shall become the beneficial owner or record owner of any additional shares of capital stock of the Company or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.1 hereof, in each case, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i), or such Stockholder becoming the beneficial or record owner thereof, as described in clause (ii), as though they were Shares of such Stockholder hereunder.  Each Stockholder hereby agrees, while this Agreement is in effect, to notify Parent of the number of any new Shares acquired by such Stockholder, if any, after the date hereof.

5.                                       No Solicitation.

During the term of this Agreement, each Stockholder agrees that it shall not (whether directly or indirectly through its advisors, agents or other intermediaries), engage in any conduct prohibited by Section 5.3 of the Merger Agreement, provided, however, that any such conduct by a Stockholder who is an officer or director of the Company shall be deemed to have been engaged in by such Stockholder in his or her capacity as an officer or director and any claim by Parent or any of its Affiliates in respect of such conduct shall first be brought against the Company rather than directly against such Stockholder, and such Stockholder shall only be pursued directly if the Company is able to successfully argue that the conduct was taken in such Stockholder’s capacity as a stockholder rather than as an officer or director.

6.                                       Brokerage.

Each Stockholder represents and warrants that such Stockholder is not obligated for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby pursuant to arrangements made by such Stockholder.

7.                                       Public Announcements.

Neither Parent nor any Stockholder shall issue, or cause the publication of, any press release or other public announcement with respect to the terms of this Agreement without the prior approval of the other party, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and, in any such event, after reasonable prior notice to the other party.

8.                                       Waiver of Appraisal Rights.

Each Stockholder hereby irrevocably waives and agrees not to exercise any and all rights of appraisal pursuant to Section 262 of the DGCL that such Stockholder may have with regard to the Merger.

9.                                       Specific Enforcement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

10.                                 Termination.

This Agreement shall terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) an agreement of Parent and any Stockholder to terminate this Agreement (but, in such event, only with respect to such Stockholder) and (iii) the consummation of the Merger contemplated by the Merger Agreement.  In addition, this Agreement shall terminate with respect to NCP-1, L.P. upon a Recommendation Change as a result of an Intervening Event.  The termination of this Agreement in accordance with this Section 10 shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

11.                                 Survival.

The representations, warranties and agreements of the parties contained in this Agreement shall not survive any termination of this Agreement or the consummation of the Merger, provided, however, that (i) the agreements contained in Sections 9, 11 and 18, and the representations contained in Section 6, shall survive the expiration of this Agreement and shall remain in full force and effect indefinitely and (ii) no such termination shall relieve any party hereto from any liability for an intentional breach of this Agreement.

12.                                 Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address, (b)  in the case of any nationally recognized express mail service, one (1) day shall have elapsed after the same shall have been deposited with such service, or (c) if by fax, on the day on which such fax was sent, provided that a copy is sent the same day by overnight courier or express mail service.

If to Parent, to:

US Investigations Services, LLC
7799 Leesburg Pike
Suite 1100 North
Falls Church, VA. 22043
Facsimile:	(703) 448-3981
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile:	(212) 521-7569
Attention:	Kevin A. Rinker

If to any Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

13.                                 Entire Agreement.

This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

14.                                 Consideration.

This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by the Company, Parent and Merger Co.

15.                                 Amendment.

Except as set forth in Section 10(ii), this Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

16.                                 Successors and Assigns.

This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that Parent may assign its rights under this Agreement to any affiliate of Parent.  This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.  Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

17.                                 Counterparts.

This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

18.                                 Governing Law; Waiver of Jury Trial.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(b)                                 Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party to this Agreement certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 18.

19.                                 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

20.                                 Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.                                 Further Assurances.

Each Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such actions as may reasonably be necessary or desirable to carry out the provisions hereof.

22.                                 Stop Transfer.

Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such transfer is made in compliance with this Agreement.  In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby authorizes Parent, the Company or their respective counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of such Stockholder’s Shares and that this Agreement places limits on the voting and transfer of such shares.

[Remainder of this page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of Parent and each Stockholder, on the day and year first written above.

US Investigations Services, LLC

By:	/s/ Randy E. Dobbs
	Name:	Randy E. Dobbs
	Title:	Chief Executive Officer and President

/s/ Jeffrey H. Anderson
Jeffrey H. Anderson

/s/ Eric J. Boden
Eric J. Boden

/s/ Cranston R. Lintecum
Cranston R. Lintecum

/s/ Margaret L. Taylor
Margaret L. Taylor

/s/ Lisa A. Gallagher
Lisa A. Gallagher

/s/ Stefano Malnati
Stefano Malnati

/s/ Alexander F. Munro
Alexander F. Munro

/s/ David M. Nachman
David M. Nachman

/s/ Barbara Nieto
Barbara M. Nieto

/s/ Robert J. Pickell
Robert J. Pickell

/s/ Glen Schrank
Glen Schrank

/s/ Jeffrey A. Wahba
Jeffrey A. Wahba

NCP-1, L.P.
By:	MV-I GP, LLC, its general partner
By:	Navigation Capital Partners III, L.P., its sole
member
By:	NCP General Partner III, LLC, its general
partner

By:	/s/ John Richardson
John Richardson, a Manager

DCM III, L.P.
DCM III-A, L.P.
DCM Affiliates Fund III, L.P.
By:	DCM Investment Management III, L.L.C.
Its General Partner

/s/ Thomas B. Blaisdell
Thomas B. Blaisdell, Member

Schedule A

Stockholder	Shares	Address

Jeffrey H. Anderson	26,773	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Eric J. Boden	818,602	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Cranston R. Lintecum	22,222	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Margaret L. Taylor	24,276	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Lisa A. Gallagher	22,222	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Stefano Malnati	15,000	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Alexander F. Munro	11,111	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

David M. Nachman	140,635	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Barbara Nieto	19,213	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Robert J. Pickell	3,000	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Glen Schrank	50,000	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

Jeffrey A. Wahba	56,666	c/o HireRight, Inc. 5151 California Avenue Irvine, CA 92617

NCP—1 L.P.	1,882,923	c/o Navigation Capital Partners One Buckhead Plaza 3060 Peachtree Road, NW Suite 780 Atlanta, GA 30305

DCM III, L.P.	1,750,153	c/o DCM 2420 Sand Hill Road Suite 200 Menlo Park, CA 94025

DCM III—A, L.P.	46,370	c/o DCM 2420 Sand Hill Road Suite 200 Menlo Park, CA 94025

DCM AFFILIATES FUND III, L.P.	85,510	c/o DCM 2420 Sand Hill Road Suite 200 Menlo Park, CA 94025